Exhibit 99.23(m)

                   MELLON INSTITUTIONAL FUNDS INVESTMENT TRUST

                          RULE 12b-1 DISTRIBUTION PLAN

     Introduction: It has been proposed that the above-captioned investment company (the "Trust") adopt a Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"). The Plan would pertain to each series of the Trust (each, a "Fund") and class of Fund shares (each, a "Class") set forth on Exhibit A hereto, as such Exhibit may be revised from time to time in accordance with the terms of this Plan and the requirements of the Act. Under the Plan, the Trust would pay the Trust's distributor (the "Distributor") for distributing shares of each Class. If this proposal is to be implemented, the Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Trust.

     The Trust's Board, in considering whether the Trust should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to each Class for such purposes.

     In voting to approve the implementation of such a plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit each Fund and shareholders of each Class.
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     The Plan: The material aspects of this Plan are as follows:

     1. Distribution Fee. Each Fund shall pay to the Distributor for distribution a fee in respect of each Class at the annual rate set forth on Exhibit A. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine. Appropriate adjustments to payments made pursuant to this Plan shall be made whenever necessary to ensure that no payment is made by the Fund in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by NASD Conduct Rule 2830(d) (or applicable successor rule).

     2. Computation of Net Asset Value. For the purposes of determining the fees payable under this Plan, the value of each Fund's net assets attributable to each Class shall be computed in the manner specified in the Trust's charter documents and registration statement as then in effect for the computation of the value of the Fund's net assets attributable to such Class.

     3. Distribution Services. The services and expenses for which the Distributor may be compensated pursuant to this Plan include, without limitation, compensation to and expenses (including allocable overhead, travel and telephone expenses) of:

     (a) dealers, brokers and other dealers who are members of the Financial Industry Regulatory Authority ("FINRA") or their officers, sales representatives and employees;

     (b) the Underwriter and any of its affiliates and any of their respective officers, sales representatives and employees;

     (c) other financial intermediaries and their officers, sales representatives and employees, who engage in or support distribution of a Class of shares;

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     (d)  the printing of reports and prospectuses for other than existing shareholders; and

     (e) the preparation, printing and distribution of sales literature and advertising materials.

     4. Agreements between Distributor and Dealers. The Trust understands that agreements between the Distributor and certain dealers may provide for payment of fees to dealers in connection with the sale of a Class of shares and the provision of services to shareholders of a Fund. Nothing in this Plan shall be construed as requiring a Fund or the Trust to make any payment to any dealer or to have any obligations to any dealer in connection with services as a dealer of a Class of shares. The Distributor shall agree and undertake that any agreement entered into between the Distributor and any dealer shall provide that such dealer shall look solely to the Distributor for compensation for its services thereunder and that in no event shall such dealer seek any payment from a Fund or the Trust.

     5. Quarterly Reports. The Trust's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan. The report shall state the purpose for which the amounts were expended.

     6. Effective Date. As to each Class, this Plan will become effective at such time as is specified by the Trust's Board, provided the Plan is approved by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

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     7. Annual Continuance. As to each Class, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 6 hereof.

     8. Amendments. As to each Class, this Plan may be amended at any time by the Trust's Board, provided that (a) any amendment to increase materially the costs which such Class may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a "majority of the outstanding voting securities" (as defined in the Act) of such Class, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 6 hereof.

     9. Termination. As to each Class, this Plan is terminable without penalty at any time by (a) vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a majority of the outstanding shares of such Class.

     10. While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not "interested persons" (as so defined) of the Trust.

     11. Record Keeping. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 5 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place, or for such other periods required under the Act.

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     12. Authority. Nothing herein contained shall be deemed to require the
Trust to take any action contrary to its Agreement and Declaration of Trust, as it may be amended or restated from time to time, or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

     13. Applicable Laws. This Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the Act.

     14. Severability. The provisions of this Plan are severable for each Fund and each Class, and whenever any action is taken with respect to this Plan, that action must be taken separately for each Fund or Class affected by the matter. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Dated:  December 20, 2007

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                                    EXHIBIT A


                                                  Fee as a Percentage of
Name of Series and Class                          Average Daily Net Assets*
------------------------                          -------------------------
Newton International Equity Fund
     Class C                                                0.75%
     Class R                                                0.25%





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*    Fees shall be for distribution-related services, and the Distributor may use part or all of such fees to pay banks, broker/dealers or other financial institutions in respect of such services.

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